Exhibit 10.51

BRE PROPERTIES, INC

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, dated as of                     ,              (“Grant Date”), by and between BRE Properties, Inc., a Maryland Corporation (“Company”), and                                  (“Director”), is entered into as follows:

WHEREAS, Director has been elected to serve a term as a member of the Board of Directors of Company;

WHEREAS, the Company has adopted the Second Amended and Restated Non-Employee Director Stock Option and Restricted Stock Plan (the “Plan”), a copy of which is included in the Company’s Proxy Statement dated April 4, 2003, to attract and retain the services of experienced and knowledgeable non-employee directors; and

WHEREAS, in accordance with the Plan, the director is entitled to receive such number of whole shares (“Stock”) equal to a Fair Market Value of ($xx,xxx) subject to the restrictions stated below and as hereinafter set forth;

NOW, THEREFORE, the parties agree as follows:

1. Grant of Stock. Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to Director One Thousand Three Hundred Forty-Eight (1,348) shares of Stock (the “Grant Amount”). The difference between ($xx,xxx) and the Fair Market Value of the Grant Amount shall be paid in cash.

2. Terms of Vesting. The interest of the Director in the Stock shall be fully vested on the one year anniversary of the date of this Agreement (the “Vesting Date”) provided that, if Director voluntarily terminates as a director prior to the one year anniversary, Director shall vest in one-twelfth (1/12th) of the Grant Amount for each full calendar month from the Vesting Date until such termination.

3. Restrictions.

3.1. Restriction Period. The Stock or rights granted hereunder may not be sold, pledged or otherwise transferred until the Stock becomes vested in accordance with Section 2. The period of time between the date hereof and the date the Stock becomes vested is referred to herein as the “Restriction Period.”

3.2. Resignation. If the Director resigns or is removed as a director prior to the Vesting Date, the unvested Stock subject to the provisions of this Agreement shall be forfeited by the Director, and ownership transferred back to the Company.

3.3. Reorganization. In the event of a Reorganization prior to the Vesting Date, the entire Grant Amount shall vest immediately prior to such Change of Control.

4. Legend. During the Restriction Period, all certificates representing any shares of Stock of the Company subject to the provisions of this Agreement shall have endorsed thereon the following legend: “The shares represented by this certificate are subject to an agreement between the Corporation and the registered holder, a copy of which is on file at the principal office of this Corporation.”

5. Retention of Certificate. The certificate or certificates evidencing the Stock subject hereto shall be deposited with the Secretary of the Company. The Stock may also be held in a restricted book entry account in the name of the Director. Such certificates or such book entry shares are to be held by the Company until termination of the Restriction Period, when they shall be released by the Company to the Director, provided that Director may request that a certificate for any Stock that has vested be released to the Director free of the legend described in Section 4.

6. Director Shareholder Rights. During the Restriction Period, the Director shall have all the rights of a shareholder with respect to the Stock except for the right to transfer the Stock, as set forth in Section 3 and except as set forth in Section 7. Accordingly, the Director shall have the right to vote the Stock and to receive any cash dividends paid to or made with respect to the Stock.

7. Changes in Stock. In the event that as a result of (a) any stock dividend, stock split or other change in the Stock, or (b) any merger or sale of all or substantially all of the assets or other acquisition of the Company, and by virtue of any such change the Director shall in his/her capacity as owner of unvested shares of Stock which have been awarded to Director (the “Prior Stock”) be entitled to new or additional or different shares or securities, such new or additional or different shares or securities shall thereupon be considered to be unvested Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to this Agreement.

8. Taxes. The Director shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Stock hereunder. The Director may elect to satisfy such withholding tax obligation by having the Company retain Stock having a Fair Market Value equal to the Company’s minimum withholding obligation and may request that the Company withhold additional amounts by notifying Company at any time prior to issuance of the certificate evidencing the Stock of the additional amount the Director desires to have withheld.

9. Miscellaneous.

9.1. Transfers in Violation of Restrictions. The Company shall not be required (i) to transfer on its books any shares of Stock which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

9.2. Further Assurances. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

9.3. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Director at such Director’s address then on file with the Company.

9.4. Entire Agreement. This Agreement, including the Plan, constitute the entire agreement of the parties with respect to the subject matter hereof.

9.5. Defined Terms. Terms not defined herein shall have the meaning given to them in the Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BRE PROPERTIES, INC.	DIRECTOR

By:
Its:	Printed Name